Exhibit 10.18

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement, dated this 18th day of December 2008, by and between HENNESSY ADVISORS, INC., a California corporation (“Company”), and NEIL J. HENNESSY (“Employee”), amends that certain Employment Agreement, dated as of May 2, 2001, between Company and Employee, as amended by Amendment No. 1 thereto, dated as of August 28, 2006 (“Employment Agreement”).

A. Employee currently is employed by Company pursuant to the terms of the Employment Agreement.

B. Employee and Company now desire to further amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

NOW, THEREFORE, intending to be legally bound, Employee and Company hereby amend the Employment Agreement as follows effective January 1, 2009.

1. Section 3(a) of the Employment Agreement is amended by the addition of the following sentence at the end thereof:

“All payments of base salary shall be paid in accordance with the Company’s normal payroll practices.”

2. Section 3 is amended by the addition of new subsection (j) to provide as follows:

“(j) All payments of compensation under this Section 3 or Section 6(b) to or for the benefit of Employee shall to the maximum extent possible be made promptly and otherwise so as to not constitute deferred compensation for purposes of Treas. Reg. §1.409A-1(b). To the extent that pursuant to the terms of Sections 3 or 6 payment may be made to Employee in more than one calendar year, Employee shall have no right to designate the calendar year in which such payment is made.”

3. The second paragraph of Section 7(a) is hereby amended in its entirety to provide as follows:

“For purposes of this Section 7(a), the term “Good Reason” shall mean (i) the assignment to the Employee of duties materially inconsistent with the Employee’s position, authority, duties or responsibilities as of January 1, 2009 or (ii) any action or omission which results in a material diminution of the position, authority, duties or responsibilities of the Employee as of January 1, 2009, provided that (i) Employee provides notice to the Company of the existence of the condition constituting Good Reason within ninety (90) days of its initial existence and (ii) allows the Company thirty (30) days to remedy the condition. Good Reason shall not exist at any time that the Employee could be terminated for Cause.”

4. Section 7 is amended by the addition of the following new subsection (c) to provide as follows:

“(c) No payment of severance pursuant to Section 7(a) shall be made to Employee unless Employee experiences a “separation from service” for purposes of Treas. Reg. §1.409A-1(h). Except to the extent payment is required to be deferred for a period of six months pursuant to Treas. Reg. §1.409A-3(i)(2), the severance payment under Section 7(a) shall be made in a lump sum within thirty (30) days of the date of such separation from service.” To the extent Treas. Reg. §1.409A-3(i)(2) shall apply to the payment of severance pursuant to Section 7(a), such portion of the severance payment to which it applies shall be paid to the Employee in a lump sum 181 days following the separation from service.”

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed all as of the day and year first above written.

HENNESSY ADVISORS, INC.

By:
Title:

NEIL J. HENNESSY